Exhibit 99.1

Press Release	II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Telephone (724) 352-4455

Release Date:	January 21, 2009	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED

REPORTS SECOND QUARTER EARNINGS

PITTSBURGH, PA., January 21, 2009 — II-VI Incorporated (NASDAQ Global Select: IIVI) today reported results for its second quarter ended December 31, 2008.

As previously announced, the Company intends on selling its x-ray and gamma-ray radiation sensor business, eV PRODUCTS, Inc., which operates as a business within the Compound Semiconductor Group. Results for all periods presented reflect the presentation of eV PRODUCTS as a discontinued operation.

Revenues from continuing operations for the quarter increased 3% to $74,278,000 from $72,334,000 in the second quarter of last fiscal year. Revenues from continuing operations for the six months ended December 31, 2008 increased 13% to $162,044,000 from $143,426,000 for the same period last fiscal year.

Bookings from continuing operations for the quarter decreased 14% to $67,337,000 compared to $78,572,000 in the second quarter of last fiscal year. Bookings from continuing operations for the six months ended December 31, 2008 decreased 11% to $141,632,000 from $159,421,000 for the same period last fiscal year. Bookings from continuing operations are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Earnings from continuing operations for the quarter were $8,339,000 or $0.28 per share-diluted. These results compare with earnings from continuing operations of $26,999,000 or $0.88 per share-diluted in the second quarter of last fiscal year which included a $15,913,000 or $0.52 per share-diluted after-tax gain on the sale of an equity investment. For the six months ended December 31, 2008, earnings from continuing operations were $25,857,000 or $0.85 per share-diluted. This compares with earnings from continuing operations of $36,989,000 or $1.21 per share-diluted which included a $15,913,000 or $0.52 per share-diluted after-tax gain on the sale of an equity investment.

Francis J. Kramer, president and chief executive officer said, “In November 2008 we began to experience a drop in demand for the products we sell into non-military markets; this situation continues. As a result, we have taken difficult, but necessary, actions to reduce our operating costs; these actions include layoffs, reductions in overtime and elimination of certain discretionary spending.”

“Despite the downturn in demand, we are increasing yields and productivity. We are reducing capital expenditures originally planned to address growth opportunities; we will implement those cuts during the remainder of this fiscal year and into fiscal year 2010. We have adjusted our guidance for the remainder of fiscal year 2009 to account for changes in market conditions since we issued our last guidance on December 2, 2008.”

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II-VI Incorporated

January 21, 2009

Kramer continued, “Our strong balance sheet and healthy cash position allow us continued flexibility to meet challenges in this difficult market environment. And we continue to invest in internal research and development in those areas that we believe show solid, long-term potential.”

Included as a component of other expense (income), net in the Condensed Consolidated Statements of Earnings is the impact of certain foreign currency gains and losses. During the quarter ended December 31, 2008, the Company recognized approximately $2.9 million of foreign currency losses. These losses primarily were due to (a) the movement for tax and cash planning purposes of U.S. dollar-denominated funds into countries where the functional currency is the local currency, (b) a substantial weakening of the U.S. dollar against the Japanese Yen resulting in losses from the Company’s non-speculative foreign currency forward exchange contracts, and (c) the remeasurement of U.S. dollar denominated obligations and receivables of the Company’s foreign sales and marketing subsidiaries. During the quarter ended December 31, 2007, the Company recognized approximately $0.5 million in foreign currency gains.

Segment Information from Continuing Operations

The following segment information includes segment earnings from continuing operations (defined as earnings from continuing operations before income taxes, interest expense and other income or expense, net). Management believes segment earnings from continuing operations are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended December 31,			Six Months Ended December 31,
	2008	2007	% Increase (Decrease)	2008	2007	% Increase (Decrease)
Bookings:
Infrared Optics	$33,476	$39,018	(14)%	$73,654	$74,517	(1)%
Near-Infrared Optics	8,231	10,103	(19)%	17,996	34,241	(47)%
Military & Materials	12,823	18,949	(32)%	24,455	30,515	(20)%
Compound Semiconductor Group	12,807	10,502	22%	25,527	20,148	27%

Total Bookings	$67,337	$78,572	(14)%	$141,632	$159,421	(11)%

Revenues:
Infrared Optics	$34,054	$33,918	—%	$77,284	$67,535	14%
Near-Infrared Optics	12,223	14,419	(15)%	25,903	28,651	(10)%
Military & Materials	13,541	12,239	11%	29,000	24,216	20%
Compound Semiconductor Group	14,460	11,758	23%	29,857	23,024	30%

Total Revenues	$74,278	$72,334	3%	$162,044	$143,426	13%

Segment Earnings:
Infrared Optics	$9,717	$7,823	24%	$20,090	$15,190	32%
Near-Infrared Optics	2,479	2,842	(13)%	5,156	5,744	(10)%
Military & Materials	1,006	2,251	(55)%	3,887	3,770	3%
Compound Semiconductor Group	853	1,645	(48)%	2,544	2,984	(15)%

Total Segment Earnings	$14,055	$14,561	(3)%	$31,677	$27,688	14%

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II-VI Incorporated

January 21, 2009

Outlook

For the third fiscal quarter ending March 31, 2009, the Company currently forecasts revenues from continuing operations to range from $66 million to $70 million and earnings per share from continuing operations to range from $0.23 to $0.28. Results for the quarter ended March 31, 2008 were revenues from continuing operations of $81.0 million and earnings per share from continuing operations of $0.44. For the fiscal year ending June 30, 2009, the Company expects revenues from continuing operations to range from $295 million to $305 million and earnings per share from continuing operations to range from $1.30 to $1.40. Results for the year ended June 30, 2008 were revenues from continuing operations of $316 million and earnings per share from continuing operations of $2.16 including the after-tax gain on the sale of an equity investment of $0.52 per share.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Wednesday, January 21, 2009 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=54747. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the internet broadcast. A replay of the webcast will be available for two weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems, and HIGHYAG Lasertechnologie GmbH (“HIGHYAG”) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Worldwide Materials Group (WMG) provides expertise in materials development, process development, and manufacturing scale up.

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II-VI Incorporated

January 21, 2009

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Revenues
Net sales:
Domestic	$39,009	$35,783	$81,170	$73,040
International	33,298	32,794	76,092	63,462

	72,307	68,577	157,262	136,502
Contract research and development	1,971	3,757	4,782	6,924

Total Revenues	74,278	72,334	162,044	143,426

Costs, Expenses, Other Expense (Income)
Cost of goods sold	$41,299	$39,084	$89,472	$79,061
Contract research and development	1,609	2,825	3,841	5,305
Internal research and development	3,116	1,672	6,307	3,396
Selling, general and administrative	14,199	14,192	30,747	27,976
Interest expense	57	70	82	194
Other expense (income), net	2,877	(1,035)	2,675	(1,900)
Gain on sale of equity investment, pre-tax	—	(26,455)	—	(26,455)

Total Costs, Expenses, Other Expense Income	63,157	30,353	133,124	87,577

Earnings from Continuing Operations Before Income Taxes	11,121	41,981	28,920	55,849
Income Taxes	2,782	14,982	3,063	18,860

Earnings from Continuing Operations	8,339	26,999	25,857	36,989
Income (Loss) from Discontinued Operation, Net of Income Taxes	20	(239)	(3)	(607)

Net Earnings	$8,359	$26,760	$25,854	$36,382

Diluted Earnings Per Share:
Continuing operations	$0.28	$0.88	$0.85	$1.21
Discontinued operation	$0.00	$(0.01)	$(0.00)	$(0.02)
Consolidated	$0.28	$0.88	$0.85	$1.19

Basic Earnings Per Share:
Continuing operations	$0.28	$0.91	$0.87	$1.25
Discontinued operation	$0.00	$(0.01)	$(0.00)	$(0.02)
Consolidated	$0.28	$0.90	$0.87	$1.23
Average Shares Outstanding – Diluted	29,988	30,538	30,344	30,470

Average Shares Outstanding – Basic	29,677	29,696	29,809	29,645

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	December 31, 2008	June 30, 2008
Assets

Current Assets
Cash and cash equivalents	$68,408	$69,835
Marketable securities	—	3,000
Accounts receivable, net	44,023	55,866
Inventories	80,064	69,642
Deferred income taxes	10,116	8,943
Prepaid and refundable income taxes	8,992	5,368
Prepaid and other current assets	5,313	5,386
Assets-held-for-sale	9,008	8,229

Total Current Assets	225,924	226,269

Property, Plant & Equipment, net	88,108	86,331
Goodwill	26,287	26,531
Other Intangible Assets, net	12,459	13,268
Investments	9,476	3,665
Other Assets	4,591	4,862

Total Assets	$366,845	$360,926

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$13,023	$16,412
Accruals and other current liabilities	21,101	28,136
Liabilities held-for-sale	1,804	1,977

Total Current Liabilities	35,928	46,525

Long-Term Debt—less current portion	9,402	3,791

Deferred Income Taxes	4,089	5,210

Other Liabilities	8,351	15,274

Total Liabilities	57,770	70,800

Shareholders’ Equity	309,075	290,126

Total Liabilities and Shareholders’ Equity	$366,845	$360,926

II-VI Incorporated and Subsidiaries

Other Selected Financial Information (Unaudited)

($000 except per share data)

The following other selected financial information for continuing operations includes earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA from continuing operations is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information for Continuing Operations

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
EBITDA	$15,037	$45,996	$36,704	$64,109
EBITDA excluding pre-tax gain on sale of equity investment	$15,037	$19,541	$36,704	$37,654
Cash paid for capital expenditures	$4,548	$4,154	$9,255	$8,631
Net (borrowings) payments on indebtedness	$(5,000)	$10,735	$(5,000)	$11,749

Incentive stock option and performance share compensation expense, pre-tax	$1,015	$1,033	$2,557	$2,102

Cash paid for shares repurchased through the Company’s stock repurchase programs	$12,880	$—	$12,880	$594

Shares repurchased through the Company’s stock repurchase programs	500,000	—	500,000	20,000

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Total Segment Earnings	$14,055	$14,561	$31,677	$27,688
Interest expense	57	70	82	194
Other expense (income), net	2,877	(27,490)	2,675	(28,355)

Earnings before income taxes	$11,121	$41,981	$28,920	$55,849

EBITDA	$15,037	$45,996	$36,704	$64,109
Interest expense	57	70	82	194
Depreciation and amortization	3,859	3,945	7,702	8,066

Earnings before income taxes	$11,121	$41,981	$28,920	$55,849

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